Exhibit 99.1

FOR IMMEDIATE RELEASE

                                           For further information contact:
                                         Donald A. Williams, Chairman & CEO
                                                Michael J. Janosco Jr., CFO
                                                               413-568-1911

           Westfield Financial, Inc. Declares Special Dividend and Reports Results for the Quarter Ended September 30, 2005

Westfield, Massachusetts, October 26, 2005: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income of $1.6 million or $0.16 per diluted share for the quarter ended September 30, 2005, compared to net income of $1.6 million or $0.16 per diluted share for the same period in 2004.

Commercial real estate loans and commercial and industrial loans increased $28.4 million to $267.5 million at September 30, 2005 from $239.1 million at December 31, 2004. James C. Hagan, President & Chief Operating Officer stated, "As the local community bank, we continue to seek out quality local commercial banking opportunities as part of our overall growth strategy." Donald A. Williams, Chairman of the Board and Chief Executive Officer said, "Our focus has been on maintaining and expanding our commercial business relationships. Our performance this year underscores that commitment." Mr. Williams also stated, "On October 25, 2005 the Board of Directors declared a regular cash dividend of $0.15 per share, which represents a $0.05 per share increase over the previous quarter. In addition, the Board of Directors declared a special cash dividend of $0.25 per share. Both the regular and special dividends are payable on November 22, 2005 to all shareholders of record on November 9, 2005.

Net interest and dividend income for the three months ended September 30, 2005 was $6.0 million compared with $5.9 million for the three months ended September 30, 2004. Net interest margin for the quarters ended September 30, 2005 and 2004 was 3.09% and 3.14%, respectively.

The provision for loan losses for the three months ended September 30, 2005 and 2004 was $100,000 and $200,000, respectively.

Noninterest income was $915,000 for the three months ended September 30, 2005 as compared to $778,000 the same period in 2004. Net checking account processing fee income increased $63,000 to $500,000 for the three months ended September 30, 2005 from $437,000 in the same period in 2004. Fees received from the third party mortgage company increased $23,000 to $39,000 for the three months ended September 30, 2005 as compared to $16,000 the three months ended September 30, 2004. This was the result of an increase in referrals to the third party mortgage company. Fee income from the third party mortgage company in the future may be affected by borrower activity, which generally decreases in a rising interest rates environment.

Noninterest expense was $4.6 million for the three months ended September 30, 2005 as compared to $4.3 million for the same period in 2004. Salaries and benefits increased $326,000 for the three months ended September 30, 2005 as compared to the same period in 2004. This was primarily the result of normal increases in salaries and health care costs along with an increase in stock based benefit plan expenses.

Total assets increased $15.6 million to $812.5 million at September 30, 2005 from $796.9 million at December 31, 2004.

Net loans increased $11.9 million to $380.5 million at September 30, 2005 from $368.6 million at December 31, 2004. Commercial real estate and commercial and industrial loans increased $28.4 million to $267.5 million at September 30, 2005 from $239.1 million at December 31, 2004. This is consistent with Westfield Bank's strategic plan, which emphasizes commercial lending. Residential real estate loans decreased $12.8 million to $110.4 million at September 30, 2005 from $123.2 million at December 31, 2004. The decrease in residential real estate loans is primarily the result of a loan program whereby substantially all of the Bank's residential real estate loans are underwritten and originated by a third party mortgage company. The Bank believes that this program diversifies its loan portfolio and reduces interest rate risk.

Total deposits showed an increase of $13.3 million to $625.9 million at September 30, 2005. Federal Home Loan Bank borrowings totaled $45.0 million at both September 30, 2005 and December 31, 2004. Customer repurchase agreements increased $2.0 million, to $16.6 million at September 30, 2005 from $14.6 million at December 31, 2004.

Stockholders' equity at September 30, 2005 and December 31, 2004 was $117.7 million and $118.1 million, respectively, which represented 14.5% of total assets as of September 30, 2005 and 14.8% of total assets as of December 31, 2004. The change is primarily attributable to net income of $4.5 million for the nine months ended September 30, 2005, offset by the repurchase of 152,400 shares of common stock for $3.7 million, and the declaration by the Board of Directors of dividends of $0.10 per share on January 27, 2005, April 26, 2005, and July 26, 2005, as well as the declaration of a special dividend of $0.20 per share on April 26, 2005, all of which aggregated $2.0 million.

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future period in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
        Selected Consolidated Statement of Operations and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)

                                               Three Months Ended             Nine Months Ended
                                                  September 30,                 September 30,
                                           -------------------------     -------------------------
                                               2005           2004           2005           2004
                                               ----           ----           ----           ----

Interest and dividend income               $    9,504     $    8,577     $   27,556     $   25,569
Interest expense                                3,554          2,688          9,794          8,123
                                           ----------     ----------     ----------     ----------

Net interest and dividend income                5,950          5,889         17,762         17,446
Provision for loan losses                         100            200            365            475
                                           ----------     ----------     ----------     ----------

Net interest and dividend income after
 provision for loan losses                      5,850          5,689         17,397         16,971
Net gains on sales of securities
 available for sale                                 -              -             19            868
Other noninterest income                          915            778          2,455          2,252
Other noninterest expense                       4,617          4,286         13,998         13,249
                                           ----------     ----------     ----------     ----------

Income before income taxes                      2,148          2,181          5,873          6,842
Income taxes                                      553            627          1,355          2,048
                                           ----------     ----------     ----------     ----------
Net income                                 $    1,595     $    1,554     $    4,518     $    4,794
                                           ==========     ==========     ==========     ==========

Basic earnings per share                   $     0.17     $     0.16     $     0.48     $     0.49

Average shares outstanding                  9,451,534      9,526,346      9,484,074      9,777,166

Diluted earnings per share                 $     0.16     $     0.16     $     0.46     $     0.48

Diluted average shares outstanding          9,688,635      9,726,371      9,731,892      9,992,225

Other Data:

Return on Average Assets (1)                    0.78%          0.78%          0.75%          0.80%

Return on Average Equity (1)                    5.33%          5.28%          5.09%          5.25%

Net Interest Margin                             3.09%          3.14%          3.14%          3.11%

<F1>  Three and nine month results have been annualized.

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
             Selected Consolidated Balance Sheet and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)

                                                  September 30,    December 31,
                                                      2005             2004
                                                  -------------    ------------

Total assets                                        $812,471         $796,903
Securities held to maturity                          229,290          246,600
Securities available for sale                        113,807           88,284
Stock in Federal Home Loan Bank of Boston
 and other stock                                       4,237            4,237
Loans                                                385,981          373,878
Allowance for loan losses                              5,452            5,277
                                                    --------         --------
Net loans                                            380,529          368,601

Total deposits                                       625,901          612,621

Federal Home Loan Bank Advances                       45,000           45,000

Stockholders' equity                                 117,740          118,051

Book value per share                                   12.47            12.43

Other Data:

Nonperforming loans                                 $  1,989         $  2,171

Nonperforming loans as a percentage of total
 assets                                                0.24%            0.27%

Nonperforming loans as a percentage of
 total loans                                           0.52%            0.58%

Allowance for loan losses as a percentage of
 nonperforming loans                                    274%             243%

Allowance for loan losses as a percentage of
 total loans                                           1.41%            1.41%


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